EXHIBIT 10.12

AMENDMENT TO THE

AMENDED AND RESTATED

TIDEWATER INC. DIRECTORS DEFERRED STOCK UNITS PLAN

THIS AMENDMENT (the “Amendment”) to the Amended and Restated Tidewater Inc. Directors Deferred Stock Units Plan (the “Plan”), most recently amended on January 30, 2008, is adopted by the Board of Directors (the “Board”) of Tidewater Inc. (the “Company”) effective November 15, 2012. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Plan.

WHEREAS, the Plan currently provides for the automatic grant of Stock Units to each non-employee director on March 31 of each year, which accrue and pay out in cash upon the Participant’s Separation from Service either in a single lump sum or over a five-year period, based on the Participant’s election prior to grant; and

WHEREAS, the Board, on the recommendation of its Nominating and Corporate Governance Committee and pursuant to Section 8 of the Plan, wishes to amend the Plan, to the extent permitted by Section 409A, (1) to provide a wider range of payout options for future grants and (2) to allow Participants to make subsequent deferral elections for past grants.

NOW THEREFORE, Section 5 of the Plan is hereby amended to read as follows:

5.	Terms and Conditions of Stock Units.

5.1      Subject to the terms, conditions, and restrictions set forth herein or in an Award Notice, each Stock Unit granted under Section 4 hereof represents the right to automatically receive from the Company the Fair Market Value of one share of Common Stock in cash. Payment of Stock Units shall be made upon the earlier to occur of (1) a Change of Control; (2) the date(s) provided on the payment election form (the “Payment Election Form”) submitted by the Director or, if applicable, on any subsequent deferral election form submitted by the Director in accordance with Section 5.1(g); or (3) the Director’s death.

  (a)      The Payment Election Form must be submitted prior to the beginning of the calendar year in which the services for which such Stock Units are to be issued are performed. For example, a payment election for the Stock Units to be issued March 31, 2009 for services rendered from April 1, 2008 through March 31, 2009 must be completed, executed, and delivered to the Company no later than December 31, 2007. A new Director may make a payment election, with respect to compensation for services to be performed after the election, within 30 days after the date the Director first joins the Board and is eligible to participate in the Plan.

  (b)      For Stock Units granted prior to March 31, 2014, the Director may make an initial payment election on the Payment Election Form to receive payment of Stock Units (i) in a lump sum on the date that is 15 days following the date the Participant has a Separation from Service (the “Termination Date”) or (ii) in five equal annual installments beginning 15 days following the Termination Date and continuing on the next four anniversary dates thereof.

  (c)      For Stock Units granted on or after March 31, 2014, the Director may make an initial payment election on the Payment Election Form to receive payment of Stock Units (i) on his or her Termination Date or (ii) if earlier and provided the Director at the time of the election has met the Company’s then-current Stock Ownership Guidelines, on the first anniversary of the date of grant (in either case, the “Trigger Date”). The Director may elect to receive payment of such Stock Units either in a lump sum on the 15th day following the Trigger Date or in equal annual installments over a period of no less than two and no more than 10 years beginning on the 15th day following the Trigger Date and continuing on the applicable number of anniversary dates thereof.

  (d)      In the event the Director elects to receive installment payments, interest will be paid on the unpaid balance of the installment payments in an amount equal to the interest rate paid on ten-year U.S. Treasury Notes at the time of payment, plus 1.5%. Each annual installment amount would be calculated as follows:

1 number of remaining installment payments	X	Total value of unpaid Stock Unit Account

  (e)      If a Participant does not submit an initial Payment Election Form, the Participant shall be deemed to have chosen payment in a lump sum 15 days following his or her Termination Date. Once a Participant submits a Payment Election Form with respect to a particular grant of Stock Units, such election will remain in force for Stock Units granted in future years unless he or she revokes that election by submitting a new Payment Election Form within the timeframe required by Section 5.1(a).

  (f)      Notwithstanding any election made by a Participant, (i) in the event of a Change of Control, all outstanding Stock Units shall be paid in a single lump sum to each Participant and (ii) in the event of a Participant’s death, all of his or her outstanding Stock Units shall be paid as provided in Section 7.6. In either case, such payments will be made in a lump sum upon death or the Change of Control, as applicable, or, as permitted by Section 409A, by the later of the December 31 or the 15th day of the third month following the date of death or the Change in Control.

  (g)      A Participant may elect to further defer receipt of the payout of his or her outstanding Stock Units for an additional five-year period by completing a subsequent election deferral form. Any such election must comply with the rules of Section 409A governing subsequent deferral elections, including that (i) the election will not take effect for at least 12 months, (ii) the election must be made at least 12 months prior to the scheduled payment date, and (iii) the new date for payout must be at least five years after the scheduled payment date.

5.2      Each Stock Unit shall vest immediately upon grant.

5.3      Except as provided in Section 5.4, a Stock Unit shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any share of Common Stock.

5.4      From and after the date of grant of a Stock Unit until the earlier of the Trigger Date, Termination Date, or a Change of Control, the Participant shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends, (b) the amount equal to the Fair Market Value of any shares of Common Stock, and (c) any Property Distributions to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock for each Stock Unit then held by the Participant at all times from the date of grant of such Stock Unit to the applicable record date. All such credits shall be made notionally to each Participant’s Stock Unit Account. All such credits shall be converted into additional Stock Units based upon the Fair Market Value of a share of Common Stock on the date of payment of the dividend or Property Distribution. The Committee may, in its discretion, deposit in the Participant’s Stock Unit Account the securities or property comprising any Property Distribution in lieu of crediting such Stock Unit Account with the Fair Market Value thereof.

Approved by the Board and effective as of November 15, 2012.

Tidewater Inc.

By:	/s Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

3